SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                                 Date of Report
                                (Date of earliest
                         event reported): July 15, 2003


                             A. O. Smith Corporation
                             -----------------------

             (Exact name of registrant as specified in its charter)


      Delaware                       1-475                 39-0619790
  ----------------                 ---------            -----------------
   (State or other             (Commission File           (IRS Employer
   jurisdiction of                  Number)            Identification No.)
   incorporation)


                P.O. Box 245008, Milwaukee, Wisconsin 53224-9508
                ------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (414) 359-4000
                         (Registrant's telephone number)

Item 7.   Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Exhibits. The following exhibit is being filed herewith:

(99.1) Press Release of A. O. Smith Corporation, dated July 15, 2003.

(99.2) Script from the Second Quarter 2003 Earnings Conference Call held on July
       15, 2003 at 10:00 a.m. Eastern Time.


Item 9.   Regulation FD Disclosures. (Information is being provided under Item
12.)

On July 15, 2003, A. O. Smith Corporation ("the Company") issued a press release announcing the Company's results for the quarter ended June 30, 2003 and its earnings outlook for 2003. A copy of the Company's press release is attached as
Exhibit 99.1 to this Current Report on Form 8-K (this "Current Report") and is incorporated by reference herein.

On July 15, 2003, the Company held its Second Quarter 2003 Earnings Conference call in connection with the announcement of the Company's results for the quarter ended June 30, 2003. A copy of the Company's script for such conference call is attached as Exhibit 99.2, to this Current Report and is incorporated by reference herein.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             A. O. SMITH CORPORATION



Date:  July 17, 2003               By: /s/ Kenneth W. Krueger
                                      -----------------------
                                      Kenneth W. Krueger
                                      Senior Vice President and
                                      Chief Financial Officer

                             A. O. SMITH CORPORATION

Exhibit Index to Current Report on Form 8-K Dated July 15, 2003

Exhibit
Number                Description
-----                 -----------
(99.1)                Press Release of A. O. Smith Corporation, dated
                      July 15, 2003.

(99.2) Script from the Second Quarter 2003 Earnings Conference Call held on July 15, 2003 at 10:00 a.m. Eastern Time.


                                                          A. O. SMITH CORPORATON
NEWS RELEASE                                    For further information contact:
-------------------------------------------------------------------------------
MEDIA INQUIRES:         ANALYST/INVESTOR INQUIRES:       A. O. Smith Corporation
Edward J. O' Connor     Craig Watson                             P.O. Box 245008
414-359-4100            414-359-4009                   Milwaukee, WI  53224-9508
                                                                    414-359-4000
                                                                      NYSE:  AOS

A. O. Smith reports second quarter results of $.67 per share and reaffirms 2003 outlook

     Milwaukee, Wis.--Electric motor and water heater manufacturer A. O. Smith Corporation (AOS-NYSE) today reported second quarter earnings of $.67 per share with net earnings of $19.8 million marking a 10 percent improvement compared with the second quarter of last year. Sales for the quarter ended June 30 were $417.6 million, approximately eight percent higher than sales for the same period in 2002.

     The company forecasts third quarter earnings of $.42 to $.46 per share with a full-year projection of $2.10 to $2.25 per share.

     "Despite softness in key markets, we achieved improved sales due to acquisitions and higher residential gas water heater volume. Ongoing weakness in commercial construction markets negatively influenced sales of both commercial water heaters and hermetic motors for commercial air conditioners," according to Chairman and Chief Executive Officer Robert J. O'Toole.

     "Notwithstanding the higher sales in the second quarter, business segment income was slightly lower than the second quarter of 2002 because of the low-margin sales of recent acquisitions in our motor business and unfavorable sales mix in the water heater operation. Net earnings, however, improved due to an insurance settlement, a lower tax rate, and lower interest expense."

     For the first six months of 2003, A. O. Smith Corporation reported net earnings of $33.5 million or $1.13 per share compared with earnings of $30.1 million or $1.17 per share. The May 2002 stock issuance of 4.8 million shares had a $.13 per share dilutive

                                     -more-

aosmith earnings add l

impact on 2003 when compared to 2002. Six-month sales of $805.5 million were approximately six percent higher than 2002 first-half sales of $758.2 million.

Electrical Products

     Electrical Products' second quarter sales were $227.6 million, approximately $8 million higher than the 2002 second quarter, due to additional sales from the acquisition of Athens Products and the company's Chinese motor acquisitions. Reflecting the cooler-than-normal weather conditions in the northern United States, sales of heating and air conditioning motors were five percent lower than last year's second quarter, excluding the Athens Products acquisition. Sales of pump motors were also approximately five percent lower as a result of the cooler-than-normal weather. Operating earnings of $18.6 million were 10 percent lower than the 2002 second quarter as a result of the lower sales in the base business more than offsetting the contributions from the acquisitions.

     During the second quarter the business closed its Athens, Tenn., plant and announced that its Ripley, Tenn., facility will cease production this month.

Water Systems

     Second quarter sales were $190.0 million, nearly 14 percent higher than second quarter 2002 sales of $167.1 million due to a price increase implemented to offset higher steel prices, as well as higher volumes of residential gas water heaters. As a result of the weak commercial construction market, sales of commercial product declined less than five percent in the second quarter compared with last year. Operating earnings for the same period were $17.8 million, seven percent higher than the 2002 second quarter. While operating earnings improved, operating margins were adversely impacted by the unfavorable commercial and residential product mix.

     On July 1, Water Systems introduced its new line of residential gas-fired water heaters, including redesigned products that comply with new ANSI regulations that govern flammable vapor ignition resistance.

     As part of the ongoing integration of the State Industries acquisition, the company

                                     -more-

aosmith earnings add 2
recently announced plans to consolidate the North American manufacture of residential water heaters at its Ashland City, Tenn., and Juarez, Mexico, facilities. The initiative, which will involve transferring residential production from the McBee, S. C. plant, will be complete by the first quarter of 2004. The company also announced it will close its El Paso, Texas, boiler plant and relocate this production to McBee. That transfer is scheduled to be complete by the end of this year's third quarter.

Outlook

     "The company's overall cost structure has improved significantly over the last year and a half, and our operating units will continue to aggressively manage cost as we go forward," O'Toole said. "We project per share earnings of $.42 to $.46 in the third quarter. We also are reaffirming and narrowing our guidance for full-year 2003 earnings to a range of between $2.10 and $2.25 per share."

     "While we don't anticipate any rebound in our served markets in 2003, the impact of operating improvements and new products will materialize and accelerate during the second half of the year. These improvements include the continued success of the motor repositioning programs and the ongoing integration of the State Industries acquisition. In addition to these operating improvements, the introduction of new water heater products during the second half of the year will generate additional sales and earnings. As a consequence, we expect earnings per share comparisons to improve significantly in the third and fourth quarters of this year," O'Toole continued.

     A. O. Smith will broadcast a live conference call beginning at 10:00 a.m. (Eastern Time) today. The call can be heard on the company's web site, www.aosmith.com. An audio replay of the call will be available on the company's web site after the live event.

Forward-looking statements

     This release contains statements that we believe are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements generally can be identified by the use of words such as "may," "will,"

                                     -more-

aosmith earnings add 3

     "expect," "intend," "estimate," "anticipate," "believe," "continue," or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: instability in the company's electric motor and water products markets; inability to generate the synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; significant increases in raw material prices; competitive pressures on the company's businesses; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

     Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributable to the company, or persons acting on its behalf, are qualified in their entirety by these cautionary statements.

     A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America's largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America's largest manufacturers of residential and commercial water heating equipment. A. O. Smith Corporation has facilities in the United States, Mexico, Canada, England, Ireland, Hungary, the Netherlands, and China and employs approximately 17,000 people.



                           A. O. SMITH CORPORATION AND
                      SUBSIDIARIES (condensed consolidated
                             financial statements -
                   dollars in millions, except per share data)

                              Statement of Earnings

                                                 Three Months ended                           Six Months ended
                                                      June 30                                      June 30
                                        -------------------------------------       --------------------------------------
                                             2003                  2002                  2003                   2002
                                        ---------------       ---------------       ---------------        ---------------
Electrical Products                  $           227.6     $           219.2     $           440.7     $            415.4
Water Systems                                    190.0                 167.1                 364.8                  342.8
                                        ---------------       ---------------       ---------------        ---------------
Net sales                                        417.6                 386.3                 805.5                  758.2

Cost of products sold                            333.8                 304.9                 643.5                  599.9
                                        ---------------       ---------------       ---------------        ---------------
   Gross profit                                   83.8                  81.4                 162.0                  158.3

Selling, general and administrative               51.7                  50.2                 105.7                  103.4
Interest expense                                   3.0                   3.7                   5.9                    7.9
Other (income) / expense                          (0.1)                 (0.2)                  0.3                    0.7
                                        ---------------       ---------------       ---------------        ---------------
                                                  29.2                  27.7                  50.1                   46.3
Tax provision                                      9.4                   9.7                  16.6                   16.2
                                        ---------------       ---------------       ---------------        ---------------
Net Earnings                         $            19.8     $            18.0     $            33.5     $             30.1
                                        ===============       ===============       ===============        ===============
Net Earnings Per Share of
     Common Stock (Diluted)          $            0.67     $            0.66     $            1.13     $             1.17
                                        ===============       ===============       ===============        ===============

       Average Common Shares
       Outstanding  (000's omitted)             29,656                27,232                29,589                 25,782


                             A. O. SMITH CORPORATION
                                 Balance Sheet

                                                          June 30                 December 31
                                                           2003                      2002
                                                     ------------------       --------------------
ASSETS:

       Cash and cash equivalents                     $            34.8        $              32.8
       Receivables                                               272.5                      215.5
       Inventories                                               233.2                      200.4
       Deferred income taxes                                      21.3                       26.7
       Other current assets                                       20.4                       12.9
                                                        ---------------          -----------------

          Total Current Assets                                   582.2                      488.3

       Net property, plant and equipment                         352.3                      362.7
       Goodwill and other intangibles                            309.0                      309.2
       Other assets                                               66.6                       64.7
                                                        ---------------          -----------------

       Total Assets                                  $         1,310.1        $           1,224.9
                                                        ===============          =================

LIABILITIES AND STOCKHOLDERS' EQUITY:

       Trade payables                                $           162.7        $             131.4
       Accrued payroll and benefits                               38.4                       38.7
       Product warranty                                           19.1                       19.5
       Income taxes                                                2.8                        1.8
       Long-term debt due within one year                         10.9                       11.7
       Other current liabilities                                  49.9                       58.6
                                                        ---------------          -----------------

          Total Current Liabilities                              283.8                      261.7

       Long-term debt                                            269.2                      239.1
       Other liabilities                                         110.3                      114.7
       Pension liability                                          84.9                       90.8
       Deferred income taxes                                      14.5                        7.5
       Stockholders' equity                                      547.4                      511.1
                                                        ---------------          -----------------

       Total Liabilities and Stockholders' Equity    $         1,310.1        $           1,224.9
                                                        ===============          =================


                             A. O. SMITH CORPORATION
                             STATEMENT OF CASH FLOWS

                                                                              Six Months ended
                                                                                   June 30
                                                                  ----------------------------------------
                                                                       2003                     2002
                                                                  ---------------         ----------------
Operating Activities
Continuing
----------
         Net earnings                                          $            33.5      $              30.1

         Adjustments to reconcile net earnings
         to net cash provided by operating activities:
              Depreciation & amortization                                   25.8                     25.1
              Net change in current assets and liabilities                 (62.4)                    (2.3)
              Net change in noncurrent assets and liabilities               (1.7)                    (3.6)
              Other                                                         (1.3)                     0.9
                                                                  ---------------         ----------------
Cash Provided by (Used in) Operating Activities                             (6.1)                    50.2
                                                                  ---------------         ----------------
Investing Activities
         Capital expenditures                                              (14.8)                   (16.4)
         Acquisitions                                                         -                      (2.2)
                                                                  ---------------         ----------------
Cash Used in Investing Activities                                          (14.8)                   (18.6)
                                                                  ---------------         ----------------
Financing Activities
         Debt incurred                                                      32.2                        -
         Debt retired                                                       (2.9)                  (152.4)
         Proceeds from common stock offering                                   -                    127.5
         Other stock transactions                                            1.5                      0.8

         Dividends paid                                                     (8.1)                    (6.2)
                                                                  ---------------         ----------------
Cash Provided by (Used in) Financing Activities                             22.7                    (30.3)

Discontinued
------------
Cash Provided by Discontinued Operations                                     0.2                      4.3
                                                                  ---------------         ----------------
         Net increase in cash and cash equivalents                           2.0                      5.6
         Cash and cash equivalents - beginning of period                    32.8                     20.8

                                                                  ---------------         ----------------
Cash and Cash Equivalents - End of Period                     $             34.8      $              26.4
                                                                  ===============         ================


                    A. O. SMITH CORPORATION AND SUBSIDIARIES
                                Business Segments
                              (dollars in millions)


                                            Three Months ended                    Six Months ended
                                                  June 30                             June 30
                                       ------------------------------      -------------------------------
                                          2003              2002              2003               2002
                                       ------------      ------------      ------------      -------------
Net sales
         Electrical Products         $       227.6     $       219.2     $       440.7     $        415.4
         Water Systems                       190.0             167.1             364.8              342.8
                                       ------------      ------------      ------------      -------------
                                     $       417.6     $       386.3     $       805.5     $        758.2
                                       ============      ============      ============      =============
 arnings before interest and taxes
         Electrical Products         $        18.6     $        20.5     $        36.2     $         35.7
         Water Systems                        17.8              16.6              29.9               30.2
                                       ------------      ------------      ------------      -------------
Business Segment Earnings                     36.4              37.1              66.1               65.9

Corporate expenses                            (4.2)             (5.7)            (10.1)             (11.7)
Interest expense                              (3.0)             (3.7)             (5.9)              (7.9)

Earnings before income taxes                  29.2              27.7              50.1               46.3

Provision for income taxes                    (9.4)             (9.7)            (16.6)             (16.2)
                                       ------------      ------------      ------------      -------------
Net earnings                         $        19.8     $        18.0     $        33.5     $         30.1
                                       ============      ============      ============      =============

                        A. O. Smith Corporation - Script
                  2003 Second Quarter Earnings Conference Call
                    July 15, 2003 at 10:00 a.m. Eastern Time

Slide 1

------------------------------------------------
         A. O. Smith Corporation Logo
------------------------------------------------
------------------------------------------------
                  A. O. Smith
              Second Quarter 2003
                Conference Call
------------------------------------------------

Introduction (Craig Watson, Investor Relations Director)
Good morning ladies and gentlemen and thank you for joining us on this conference call. With me this morning participating in the call are Bob O'Toole, Chairman and Chief Executive Officer; Ken Krueger, Chief Financial Officer; and John Kita; Treasurer and Controller.

Before we begin with Bob's remarks I would like to remind you that some of the comments that will be made during this conference call, including answers to your questions, could constitute forward-looking statements. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in this morning's press release.

I'd also like to point out that we have posted slides on our website so feel free to follow along while we conduct the call.

Bob will now make a few opening comments and Ken will discuss results in more detail.

Bob ...

Thank you Craig.

Slide 2

                        Second Quarter Financial Results
                         (in millions, except per share)

                        2003               2002                 change
                        ----               ----                 ------
Sales                  $417.6             $386.3                 $31.3

Net Earnings             19.8               18.0                   1.8

EPS                     $0.67              $0.66                 $0.01
                       ======             ======                ======

Financial Overview (Robert O'Toole, Chairman, President and Chief Executive Officer)

Second quarter earnings were $19.8 million, representing a ten percent improvement compared with the $18 million earned in last year's second quarter. Earnings were sixty seven cents per share, and compared with prior year earnings of sixty six cents per share. EPS only increased one cent as a result of the dilutive effect of the secondary stock offering in May of 2002. Second quarter sales were $418 million compared with $386 million in the second quarter of last year. The increase in sales was due to the July 2002 acquisition of Athens Products, sales from the recently acquired Chinese motor operation and higher volume at Water Products.

We had an unusually large number of dynamics affecting second quarter financial performance.

As I just said, sales were up about $32 million for the quarter. Sales increases were due to the July 2002 acquisition of Athens Products, our recently acquired Chinese motor operations, and accelerated buying of residential gas water heaters ahead of the July 1 launch of the flammable vapor resistant product. These sales increases more than offset weakness in the commercial construction market for both commercial water heaters and air conditioners as well as softness in residential air conditioning markets.

The resulting mix of these sales negatively impacted operating margins. The decline in operating margins, however, was overcome by one-time positive items, including an insurance settlement and favorable resolution of an R&D credit for tax purposes.

All of these dynamics resulted in improved performance relative to last year.

On the operating front, our repositioning activities continue in 2003 as we move product out of higher cost facilities in the U.S. into Mexico and manufacture an increasing numbers of motors in our new facilities in China. Earlier this month we began manufacturing the Flammable Vapor Resistant gas water heater in 30, 40 & 50 gallon sizes. In addition to incremental sales and margin, the introduction of these new products will allow us to accelerate the standardization of the combined water heater product line which is expected to generate significant cost savings as we streamline manufacturing and ship product from plants that are better aligned with our customers' location. Last week we announced the rationalization of our major U.S. residential and commercial water heating operations in our Ashland City, Tennessee and McBee, South Carolina facilities, respectively and Ken will elaborate on those actions shortly.

Slide 3

           2003 Earnings Forecast
           ----------------------
Q3 03                        $.42 - $.46
2003                        $2.10 - $2.25

The company's overall cost structure has improved significantly over the last eighteen months and our operating units will continue to aggressively improve cost in both the third and fourth quarters. This morning we announced a projection of .42 to .46 per share for the third quarter, reaffirmed our 2003 outlook and narrowed our guidance for full year 2003 earnings of between $2.10 and $2.25 per share.

As we have previously stated, operating improvements will materialize and accelerate during the second half of the year. These improvements include the continued success of the motor repositioning programs and the ongoing integration of the State Industries acquisition. In addition to these operating improvements, the introduction of new water heater products during the second half of the year is projected to generate additional sales and earnings. As a consequence, earnings per share comparisons are expected to improve significantly in the third and fourth quarters of this year.

Ken will now take you through a more detailed discussion of the quarter, and the outlook for the balance of 2003. Ken...

Thanks, Bob.......

Slide 4

                        Second Quarter Financial Results
                    (in millions, except per share earnings)
                    ----------------------------------------
                             2003                  2002                change
                             ----                  ----                ------
Sales                         $418                  $386                $  32
Acquisitions                   (19)                -                      (19)
                            ------                ------               ------
Core Sales                     399                   386                   13

Net Earnings                  19.8                  18.0                  1.8

EPS                         $ 0.67                $ 0.66               $ 0.01
                            ======                ======               ======
Shares                        29.7                  27.2                  2.5

Second quarter financials (Ken Krueger (Senior Vice President and Chief Financial Officer)

During the second quarter, sales were $418 million, up 8% from the second quarter of 2002. As Bob said, sales increases came from acquisitions in the motors business, and residential gas water heater sales, which more than offset declines in sales of commercial water heaters and air conditioners, as well as residential electric water heaters.

Net earnings for the quarter increased to $19.8 million, compared to $18 million last year. Business segment earnings were down $700 thousand due to the mix of product sales. This shortfall was more than offset by an insurance recovery from a bankrupt carrier and the favorable resolution of an R&D tax credit. Earnings per share improved modestly to sixty seven cents from sixty six cents last year, as improved earnings more than overcame the five cent dilutive impact of the May, 2002 stock offering. On a year-to-date basis, earnings are $1.13 per share compared to last year's $1.17 per share. The stock offering had a thirteen cent dilutive impact on this six month comparison.

Slide 5

        2003 June 30 YTD Cash Flow
        Cash Flow from Operations
             ($ in millions)
             ---------------

1999                  $23
2000                  $30
2001                  $17
2002                  $50
2003                  $(6)

Cash Flow and Balance Sheet

Operating cash flow for the first six months of the year was an outflow of $6.1 million dollars.
Operating cash flow is typically weighted to the second half of the year. This is due to the seasonality of motor sales to the HVAC and pump markets in the first half of the year, which tends to build up receivables at June 30.

In addition to this seasonality, two other items caused increases in receivables and inventory this year. Electrical Products repositioning to Mexico and China required increased inventory levels to minimize customer service disruption through the transition. The launch of flammable vapor resistant water heaters on July 1 caused pressure on both receivables and inventories at Water Systems.

For the full year, we are projecting operating cash flow of $80 to $90 million, as working capital returns to normalized levels, coupled with specific efforts to reduce inventory at Electrical Products. One encouraging area was accounts payable, which improved $31.3 million from year-end.

Capital spending totaled $15 million compared with depreciation and amortization of $26 million. For the full year, we are projecting capital spending of approximately $45 million and depreciation of $50 million.


Slide 6

           Debt-to-Capital
           ---------------
12/31/02                     33%
6/30/03                      34%


Debt to Capital

As a result of the negative cash flow year-to-date, our debt to capital ratio of 34% is slightly higher than the 33% recorded at year-end. During the second quarter, we took advantage of the favorable interest rate market and secured approximately $50 million in new long term debt at a fixed rate of just under four and a half percent.

Now I'd like to move on to a discussion of the operating performance in our Electrical Products and Water Systems businesses.


Slide 7

                    Electrical Products
                       (in millions)
                       -------------

                    Q2 03    Q2 02     change      %
                    -----    -----     ------      ---
Sales               208.6    219.2      (10.6)     -5%
Athens               12.7     -          12.7
China                 6.3                 6.3
                    -----    -----     ------      ---
Total               227.6    219.2        8.4       4%

EBIT                 18.6     20.5       (1.9)     -9%

EBIT Margin           8.2%     9.4%


Electrical Products

Sales in our Electrical Products business increased $8 million to $228 million in the second quarter, primarily as a result of the Athens Product and Chinese motor acquisitions. Excluding these acquisition-related sales of approximately $19 million, sales were modestly lower as a result of continued weakness in commercial markets and weather-related softness in both HVAC and leisure pump markets. HVAC sales declined approximately five percent.

Electrical Products reported a nine percent decline in operating income to $18.6 million compared with $20.5 million last year. Second quarter EBIT margin was 8.2% of sales. The decline in operating margin was due primarily to the acquisitions, whose sales do not yet contribute to profitability.

Slide 8

                                EPC Repositioning
                                -----------------

o    Six facilities or lines of production

o    More than $25 million in annual savings

     o    Substantially repositioned
          -    Monticello - closed Q1 03
          -    Athens - closed Q2 03
          -    Ripley - will close this month

     o    China
          -    Shenzhen
               -    25,000 motors per day; pump motors next
          -    Changzhou


Update on EPC Restructuring

EPC repositioning activities continue. During the first quarter of 2003 we closed our Monticello operation and during the second quarter we completed the transfer of production from our Athens facility. We also announced that our Ripley operation will close this month. In combination with a ten percent reduction in salaried workforce in 2002 and the consolidation of logistics operations, these actions generated $19 million in savings in 2002 and are expected to generate more than $25 million in 2003 and beyond.

China

While we suffered a brief delay due to the SARS situation transition of motor manufacturing to China continues. Our Shenzhen facility is producing a significant volume of C-Frame motors. We are in the final stages of customer approval for pump and fan motors at both Shenzhen and our motor operations in Changzhou. We are also continuing our evaluation and expect to expand our Chinese manufacturing capabilities to include hermetic motors.

Slide 9

                               Air Conditioning Inventories
                                      May Month-end
                               Industry Inventories (000's)
                               ----------------------------
                  1999             2000              2001               2002             2003
                  ----             ----              ----               ----             ----
Distributors   1,194,862        1,326,492          1,190,595           986,880        1,044,152
OEM              498,395          657,640            658,502           546,535          613,641
               ---------        ---------          ---------         ---------        ---------
Total          1,693,257        1,984,132          1,849,097         1,533,415        1,657,793


AC Market

As I mentioned, HVAC sales, excluding the sales of the Athens Product acquisition, declined in the quarter, consistent with industry trends. Total air conditioning inventory of 1.7 million units at the end of May was eight percent higher than last year. Year-to-date, distributor sales are down ten percent while OEM sales have declined four.

Slide 10

                                  Water Systems
                                  (in millions)
                                  -------------
                   Q2 03         Q2 02      change       %
                   -----         -----      ------      ---
Sales              190.0         167.1       22.9       14%

EBIT                17.8          16.6        1.2        7%

EBIT Margin         9.4%          9.9%

Water Systems

Water Systems second quarter sales of $190 million were twenty three million higher than in the second quarter of last year. The higher sales were driven by the price increase introduced earlier in the year to offset higher steel costs, expanded sales of residential gas water heaters in anticipation of the new flammable vapor resistant product, and a more than 40 percent increase in sales at our Chinese operation. Commercial sales declined less than five percent reflecting the soft commercial construction market.

Operating profit of $17.8 million was seven percent higher than last year. The slower growth in operating income compared to sales is the result of higher steel costs and the adverse product mix.

Slide 11

                                  Water Systems
                        Flammable Vapor Resistant Product
                        ---------------------------------

     o    July 1 manufacturing mandate
          -    all 30, 40 and 50 gallon gas water heaters; manufacturing began
               July 1

     o    Sales expectations - existing product
          -    until channel is clear
          -    Second quarter pre-buy

Flammable Vapor

Manufacturing of the flammable vapor resistant product has begun for all gas units in the 30, 40 and 50-gallon capacities, as mandated by American National and Canadian Standards associations (ANSI & CSA). Any inventory of existing pre-regulation product, regardless of its location in the channel, will continue to be saleable until all inventories are liquidated. In the second quarter, customers purchased approximately one month of extra volume of 30, 40 and 50 gallon gas water heaters. Unit volume of electric product was depressed during the quarter and so replenishment of that product should mitigate the expected softness in the residential gas market during the first half of the third quarter. Sales of the flammable vapor product should positively impact both sales and margin later in the third quarter and all of the fourth quarter.


Slide 12

                                  Water Systems
                       Standardization with Customization

          o Leverage flammable vapor product introduction to standardize the basic product

          o    New design allows for customization and enhanced customer service

          o    Facility rationalization
               o    Ashland City - residential product
               o    McBee - commercial product

Product Standardization

In connection with the introduction of the new flammable vapor resistant product, we have launched a program to "standardize and customize" the Water Systems product line. This program will benefit our business in two ways: first, standardizing the basic design will allow us to build product in plants closest to their end market, maximizing logistics and shipping efficiencies. Secondly, these products, while having a standard "chassis", will allow for customized configuration further along in the assembly process. This "standardize and customize" program allows us to streamline our manufacturing operation while enhancing customer service, and maintains the most up to date products for all brands.

The company recently announced plans to consolidate the North American manufacture of residential water heaters at its Ashland City, Tenn., and Juarez, Mexico, facilities. The initiative, which will involve transferring residential production from the McBee, S. C. plant, will be complete by the first quarter of 2004. At the same time, we are consolidating most of our commercial manufacturing in our McBee facility, which involves the transfer of production from Ashland City, Tennessee and the El Paso, Texas, boiler plant.

Slide 13

                    2003 Earnings Forecast
                    ----------------------
                            2003 est.       2002
                            ---------       ----
Third Quarter               $.42 - .46     $ 0.34
Full Year                  $2.10 - 2.25    $ 1.86


2003 Outlook

As Bob mentioned at the beginning of this call, our cost structure has improved significantly over the last eighteen months and this morning we projected third quarter earnings of .42 cents to .46 cents and reaffirmed our full year 2003 earnings estimate of between $2.10 and $2.25 per share.

Significant operating improvements will begin to materialize in the third quarter and accelerate in the fourth quarter. These improvements include completing the motor repositioning program with the closure of the Athens and Ripley plants, ramping up the Chinese operations, and the integration of the State Industries acquisition. In addition to these operating improvements, the introduction of new flammable vapor resistant water heaters beginning this quarter should generate additional sales and earnings during the second half. From this point forward, our comparable year-over-year share base will include last year's five million share stock offering and we will no longer need to overcome the dilutive effect of the additional shares. As a consequence of all these items, earnings per share comparisons are expected to improve significantly in the third quarter, with even further improvement in the fourth quarter.

Slide 14

[A. O. SMITH CORPORATION LOGO]

Conclusion

In conclusion, our cost saving and new product initiatives are on track and we are financially well positioned to take advantage of growth opportunities as they materialize. We look forward to reporting on our continued progress again next quarter.

(Craig speaks)
That completes our opening remarks and we are now ready for your questions. As a reminder please limit your inquiries to one or two questions at a time so that everyone interested has an opportunity to participate.

Q&A

(Bob speaks)
We have made a solid start in 2003 but many of the revenue and margin improvement programs are still ahead of us. We look forward to updating you on our ongoing success in implementing these programs.


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